As filed with the United States Securities and Exchange Commission on July 30, 2020 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPOK HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	16-1694797
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

6850 Versar Center, Suite 420, Springfield, Virginia	22151
(Address of principal executive offices)	(Zip Code)

Spok Holdings, Inc. 2020 Equity Incentive Award Plan
(Full title of the plan)

Vincent D. Kelly
President and Chief Executive Officer
Spok Holdings, Inc.
6850 Versar Center, Suite 420
Springfield, Virginia 22151
(800) 611-8488

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copy to:
Julia A. Thompson
Latham & Watkins LLP
555 11th Street, NW, Suite 1000
Washington, DC 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,”
“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.0001 per share, to be issued under the Spok Holdings, Inc. 2020 Equity Incentive Award Plan	2,500,000	$9.45	$23,625,000	$3,066.53

(1)
Represents shares of common stock, par value $0.0001 per share (“Common Stock”), of Spok Holdings, Inc. (the “Company”) issuable under the Spok Holdings, Inc. 2020 Equity Incentive Award Plan (the “Plan”), including shares that may become available due to awards under the prior Spok Holdings, Inc. 2012 Equity Incentive Award Plan expiring, lapsing or being terminated, exchanged for cash, surrendered, repurchased, canceled or forfeited. This Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of the Company’s outstanding Common Stock.

(2)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Act”). The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Company’s Common Stock as reported on the NASDAQ National Market System on July 24, 2020.

EXPLANATORY NOTE
The Company has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Act to register shares of Common Stock issuable pursuant to the Plan. The Company’s Board of Directors approved the Plan on April 29, 2020, and the Company’s stockholders approved the Plan on July 28, 2020. This Registration Statement is being filed in order to register shares of Common Stock which may be offered or sold to participants under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Company will send or give the documents containing the information specified in Part I of Form S-8 to Plan participants as specified by Rule 428(b)(1) under the Act. The Company does not need to file these documents with the Securities and Exchange Commission (the “Commission”) either as a part of the Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
(a)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 27, 2020, as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on April 29, 2020;
(b)    The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, filed with the Commission on April 30, 2020 and July 30, 2020, respectively;
(c)    The Company’s Current Reports on Form 8-K filed with the Commission on January 2, 2020, January 21, 2020, February 26, 2020, March 11, 2020, March 19, 2020, April 29, 2020, June 19, 2020 (filed at 7:32 a.m. EST) and June 19, 2020 (filed at 4:14 p.m. EST) only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Exchange Act; and
(d)    The Company’s Registration Statement on Form 8-A filed with the Commission on November 17, 2004, in which there is described the terms, rights and provisions applicable to the Company’s Common Stock, including any amendment or report filed for purposes of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Current Report on Form 8-K expressly provides to the contrary.

You should rely only on the information provided or incorporated by reference in this Registration Statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this Registration Statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.	Description of Securities.
Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that no director of the Company will be personally liable to the Company or any of its stockholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.
Pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), every Delaware corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding. The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.
The Certificate of Incorporation contains provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the DGCL.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit
No.	Description
4.1	Amended and Restated Certificate of Incorporation of Spok Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 8, 2014)
4.2	Second Amended and Restated Bylaws of Spok Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on December 20, 2016)
5.1	Opinion of Latham & Watkins LLP
23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	Spok Holdings, Inc. 2020 Equity Incentive Award Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed on June 19, 2020)

Item 9.	Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Springfield, State of Virginia, on July 30, 2020.

SPOK HOLDINGS, INC.

By:	/s/ Vincent D. Kelly
Name: Vincent D. Kelly
Title: President and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Vincent D. Kelly and Michael W. Wallace, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Vincent D. Kelly Vincent D. Kelly	Director, President and Chief Executive Officer (principal executive officer)	July 30, 2020

/s/ Michael W. Wallace Michael W. Wallace	Chief Financial Officer (principal financial officer)	July 30, 2020

/s/ Calvin C. Rice Calvin C. Rice	Chief Accounting Officer (principal accounting officer)	July 30, 2020

/s/ Royce Yudkoff Royce Yudkoff	Chairman of the Board	July 30, 2020

/s/ N. Blair Butterfield N. Blair Butterfield	Director	July 30, 2020

/s/ Dr. Bobbie Byrne Dr. Bobbie Byrne	Director	July 30, 2020

/s/ Christine M. Cournoyer Christine M. Cournoyer	Director	July 30, 2020

/s/ Stacia A. Hylton Stacia A. Hylton	Director	July 30, 2020

/s/ Brian O’Reilly Brian O’Reilly	Director	July 30, 2020

/s/ Matthew Oristano Matthew Oristano	Director	July 30, 2020

/s/ Brett Shockley Brett Shockley	Director	July 30, 2020

/s/ Todd Stein Todd Stein	Director	July 30, 2020